CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Kranti Resources, Inc.

We herby consent to the inclusion of our report dated February 28, 2007 in the Registration Statement on Form SB-2 Amendment No. 2 to be filed on July 13, 2007, with respect to the financial statements of Kranti Resources, Inc. as of December 31, 2006 and for the period of November 3, 2006 (inception) to December 31, 2006. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/: Child, Van Wagoner & Bradshaw, PLLC

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
July 12, 2007